Exhibit 10.1

DATED 12th February 2007

(1)      SCOTT LEE GOODWIN

(2)      VISTULA COMMUNICATIONS SERVICES, INC.

SUPPLEMENTAL AGREEMENT

Relating to an agreement for the sale and purchase of the whole of the issued share capital of Goodman Blue Limited
entered into on 12 October 2006

Harbottle & Lewis LLP
Hanover House
14 Hanover Square
London
W1S 1HP

Ref: 85/253/1334593v3

AGREEMENT dated 12th February 2007

BETWEEN:

(1)                                      SCOTT LEE GOODWIN of The Croft, 2A Lime Trees, Christian Malford, Wiltshire SN15 4BN (the “Seller”);

(2)                                      VISTULA COMMUNICATIONSERVICES, INC. a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at405 Park Avenue, Suite 801, New York, NY 10022, USA (the “Buyer”).

RECITALS

(A)                              Under the terms of an agreement (the “Sale Agreement”) entered into on 12  October 2006 the Seller agreed to sell and the Buyer agreed to purchase the entire issued share capital of Goodman Blue Limited on and subject to the terms and conditions set out in the Agreement.

(B)                                The parties have now agreed to vary certain terms and conditions set out in the Sale Agreement on the basis set out in this Agreement.

IT IS AGREED as follows:

1.                                               Definitions and Interpretation

1.1                                          In this Agreement, unless expressly stated otherwise:

(a)                                          words and phrases to which a particular meaning is assigned in any of the Recitals to this Agreement shall bear the same respective meanings in the operative parts of this Agreement;

(b)                                         a reference to a person or people includes a reference to any entity which has legal personality by the law of any applicable country or territory;

(c)                                          a reference to a clause, schedule or to the parties is to a clause or schedule or the parties of or to this Agreement, and a reference in any schedule to a paragraph is to a paragraph of that schedule;

(d)                                         a reference to any action, legal document, remedy, proceedings, status or other legal concept shall, in respect of any foreign jurisdiction, relate to whatever in that jurisdiction most closely corresponds to the relevant English term; and

(e)                                          a reference to the Seller includes his personal representatives.

1.2                                          Headings shall be disregarded in construing this Agreement.

2.                                                Amendments to the Sale Agreement and Release

2.1                                          It is agreed that the existing clause 4 of the Sale Agreement shall be deleted in its entirety and replaced with the language set out in the Schedule to this Agreement with immediate effect. Subject to Clauses 2.2 and 2.3 of this Agreement, it is agreed that all other provisions of the Sale Agreement shall remain in full force and effect.

2.2                                          In consideration of the Seller entering into this Agreement and the payment of the sum of £1.00 by the Seller to the Buyer (receipt of which is hereby acknowledged by the Buyer), the Buyer hereby irrevocably and unconditionally releases the Seller from all obligations contained in and all liabilities arising under or in connection with the Sale Agreement (save for any obligations or liabilities arising under the terms of clause 4 of the Sale Agreement as amended in accordance with the terms of this Agreement). This release is intended to cover all damages, actions, omissions, proceedings, costs, claims, demands, expenses and liabilities whatsoever and howsoever arising from such obligations and liabilities whether or not such obligations and liabilities are in existence at the date of this Agreement and whether or not in the contemplation of or otherwise known by either of the parties at the date of this Agreement. The Buyer acknowledges that it is its express intention when entering into this release that it covers all claims whether or not the factual or legal basis for the claim is known or could have been known to it.

2.3                                          It is agreed that nothing in Clause 2.2 shall operate to limit or exclude any liability of the Seller for fraud.

3.                                                Entire Agreement and Variation

This Agreement and the Sale Agreement together constitute the entire agreement between the parties relating to their subject matter. No future variation of this Agreement or the Sale Agreement shall be effective unless made in writing and signed by each of the parties.

4.                                                Payment of Fees

The Buyer agrees that it shall reimburse the Seller for any legal fees and expenses incurred by the Seller in relation to the preparation, negotiation and implementation of this Agreement promptly on demand and shall, if requested by the Seller, make direct payment of any such fees and expenses to the Seller’s solicitors.

5.                                                Governing Law

This Agreement shall be governed and construed in all respects in accordance with the laws of England; each party agrees that the English courts are to have jurisdiction to settle any matter or claim arising under this Agreement and each party submits to the exclusive jurisdiction of the English courts.

6.                                                Counterparts

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

AS WITNESS the hands of the parties or their duly authorised representatives the day and year first before written.

SCHEDULE

4.             Put Options

4.1                                          In the event that on 1 February 2007 (or if 1 February 2007 is not a trading day, the next day on which the Buyer’s common stock is traded) (the “Benchmark Date”), the closing price for the Buyer’s common stock as quoted on the OTC Bulletin Board is less than $1.00, then the parties hereby agree that:

(a)                                  the Seller shall have the option to require the Buyer to purchase 1,400,000 of the Consideration Shares for a total aggregate cash consideration of US$1,400,000 (the “First Put Option”); and

(b)                                 the Seller shall have the option to require the Buyer to purchase 1,100,000 of the Consideration Shares for a total aggregate cash consideration of US$1,100,000 (the “Second Put Option”).

The First Put Option and Second Put Option shall together be referred to in the remaining provisions of this Agreement as the “Put Options”.

4.2                                          The Seller may exercise a Put Option by sending written notice of exercise to the Buyer together with the certificates representing the Consideration Shares in respect of which the relevant Put Option is being exercised, duly endorsed for transfer to the Buyer or an affidavit of lost certificate in respect thereof, at the following address: Vistula Communications Services, Inc., 405 Park Avenue, Suite 801, New York, NY 10022, Attn: Chief Executive Officer (a “Put Notice”).

4.3                                          The First Put Option may only be exercised in the period commencing on the Benchmark Date and ending on 21st of March 2007. The Second Put Option may only be exercised in the period commencing on 1 August 2007 and ending on 31 August 2007.

4.4                                          If any Put Notice is served in respect of either Put Option then upon receipt of such Put Notice and the certificates representing the relevant Consideration Shares, the Buyer shall, within five (5) Business Days, tender the whole of the consideration payable in respect of the exercise of the relevant Put Option to the Seller by wire transfer in immediately available funds to such bank account as the Seller may nominate.

4.5                                          Any right to exercise the First Put Option shall lapse with effect from 17:00 Eastern Standard Time on 21st March 2007. Any right to exercise the Second Put Option shall lapse with effect from 17:00 Eastern Standard Time on 31 August 2007.

4.6                                          For the purposes of each Put Option, the Consideration Shares shall include any property received as a distribution on the Buyer’s common stock that occurs between the Completion Date and the date of payment of the consideration in respect of the exercise of the relevant Put Option. In the event of any stock dividend, stock split, stock combination or other similar transaction occurring between the Completion Date and the date of payment of the consideration in respect of the exercise of the relevant Put Option, the number of Consideration Shares in respect of which the relevant exercise of the Put Option is being made shall be equitably adjusted to reflect such transaction. In the event any cash dividends are paid in respect of any Consideration Shares between the Completion Date and the date of payment of the consideration in respect of the exercise of the relevant Put Option, the consideration payable in respect of that exercise shall be equitably reduced to reflect such payment.

4.7                                          It is acknowledged that wire transfers between USA and UK may take more than one day. Accordingly, reference in this clause 4 to dates for transfer of “immediately available funds” shall be construed as the date of dispatch but not necessarily of receipt of such funds.

4.8                                          If any share certificate relating to any Consideration Shares in respect of which a Put Option is exercised also relates to other Consideration Shares in respect of which such Put Option is not at the same time being exercised then the Buyer shall procure that a new share certificate in respect of any balance of Consideration Shares which are not at the relevant time subject to the relevant Put Option shall be issued and sent to the Seller within 5 Business Days of the date of completion of the exercise of the relevant Put Option.

SIGNED and DELIVERED as a DEED	)
by SCOTT LEE GOODWIN in the	) /s/ Scott Lee Goodwin
presence of:	)

Signature of witness:

Name:

Occupation:

Address:

SIGNED and DELIVERED as a DEED	)
for and on behalf of VISTULA	)
COMMUNICATION SERVICES, INC.	) /s/ Adam Bishop
acting by:	)

Name: Adam Bishop

Title: President, Vistula Limited